Exhibit (99) (i) 9

                                STATE OF NEW YORK
                            PUBLIC SERVICE COMMISSION

                                              At a session of the Public Service
                                                  Commission held in the City of
                                                      Albany on January 24, 2001

COMMISSIONERS PRESENT:
Maureen O. Helmer, Chairman
Thomas J. Dunleavy
James D. Bennett
Leonard A. Weiss
Neal N. Galvin
CASE 96-E-0909 -  In the Matter of Central Hudson Gas & Electric
                  Corporation's Plans for Electric Rate/
                  Restructuring Pursuant to Opinion No. 96-12.

CASE 96-E-0897 -  In the Matter of Consolidated Edison Company of
                  New York, Inc.'s Plans for (1) Electric Rate/ Restructuring Pursuant to Opinion No. 96- 12; and (2) the Formation of a Holding Company Pursuant to PSL section section 70, 108, and 110, and Certain Related Transactions.

CASE 94-E-0098 -  Proceeding on Motion of the Commission as to the
                  Rates, Charges, Rules and Regulations of Niagara Mohawk Power Corporation for Electric Service.

CASE 94-E-0099 -  Proceeding on Motion of the Commission as to the
                  Rates, Charges, Rules and Regulations of Niagara Mohawk Power Corporation for Electric Street Lighting Service.



                          ORDER CLARIFYING PRIOR ORDER
                     (Issued and Effective January 25, 2001)

BY THE COMMISSION:

                                    SUMMARY

           By petition dated September 21, 2000, Central Hudson Gas & Electric Corporation (Central Hudson), Niagara Mohawk Power Corporation (Niagara Mohawk), Consolidated Edison Company

CASES 96-E-0909, 96-E-0897, 94-E-0098 and 94-E-0099


of New York, Inc. (Con Edison), collectively known as the Cotenants, and Dynegy Power Corporation, on behalf of two wholly-owned entities, Dynegy Danskammer, L. L. C. and Dynegy Roseton, L. L. C. (collectively, Dynegy) jointly requested authority to transfer the Danskammer Generating Station (Danskammer) and Roseton Generating Station (Roseton) to Dynegy. The Commission approved this petition by Order issued December 20, 2000. 1

           On January 18, 2001, Central Hudson filed a petition for clarification or rehearing of two issues addressed in the Auction Approval Order. On January 19, 2001, Niagara Mohawk filed a petition for clarification of one issue addressed in the Auction Approval Order. For the reasons set forth below, the Commission will consider both petitions as petitions for clarification.
                                  THE PETITIONS

CENTRAL HUDSON

           Central Hudson seeks clarification or rehearing of two aspects of the Auction Approval Order, relating to (a) the accounting treatment specified for the company's investment in the Nine Mile Point Unit 2 Nuclear Generating Facility (NMP2); and (b) the company's ability to present a proposal in its ongoing rate case 2 for the use of the net benefits, other than auction proceeds, produced under its current rate plan.

1 Cases 96-E-0909, et al., In the Matter of Central Hudson Gas & Electric Corporation's Plans for Electric Rate/ Restructuring Pursuant to Opinion No. 96-12, Order Approving Transfer of the Danskammer and Roseton Generating Stations and Making Other Findings (issued December 20, 2000)(Auction Approval Order).

2 Case 00-E-1273, Proceeding on Motion of the Commission as to the Rates, Charges, Rules and Regulations of Central Hudson Gas & Electric Corporation for Electric Service.

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CASES 96-E-0909, 96-E-0897, 94-E-0098 and 94-E-0099


           As to its NMP2 investment, Central Hudson contends that its current rate plan, approved by the Commission in Opinion No. 98-14, 3 provides that the net proceeds from the sale of Danskammer and Roseton would be used, inter alia, to reduce the book costs of NMP2. In its Public Service Law (PSL) section 70 filing, the company submitted journal entries to implement this provision. However, the Auction Approval Order appears to reject the company's proposed accounting treatment.

           Central Hudson argues that writing off its NMP2 investment is not premature because the book costs are known with certainty, and are not dependent on a sale of NMP2. The company also claims that the accounting treatment required by the Auction Approval Order would inappropriately freeze its NMP2 investment on its books until a sale is consummated.

           Central Hudson's second issue relates to what it describes as a "pool of net benefits" produced via ratemaking deferrals detailed in its rate plan. The company explains that this pool of benefits is different from the "pool" of net proceeds from the auction, and that its current rate plan contemplated different uses for the two pools of benefits. Speculating that the Commission may have misunderstood the proposal contained in its testimony in Case 00-E-1273 and its comments filed on or about November 30, 2000 in this proceeding, the company seeks clarification that the Auction Approval Order did not preclude it from pursuing its proposal as to the former pool of benefits in Case 00-E-1273.

3 Case 96-E-0909, supra, Opinion and Order Adopting Terms of Settlement Subject to Modifications and Conditions, Opinion No. 98-14 (issued June 30, 1998).

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CASES 96-E-0909, 96-E-0897, 94-E-0098 and 94-E-0099


NIAGARA MOHAWK

          The Auction Approval Order required the Cotenants to "maintain the excess deferred tax and [Investment Tax Credit] balances for the time being." 4 Specific to Niagara Mohawk, the Commission noted that on July 11, 2000, Case 00-E-1162 5 was initiated to examine cost, expense and rate treatment issues related to Niagara Mohawk's non-nuclear generation auctions, including
Roseton. 6

          Niagara Mohawk claims that the above-cited language is contrary to the treatment of the ITCs related to the company's other non-nuclear generation sales. The company explains that it proposed a different treatment of its non-nuclear ITC balances in Case 00-E-1162, and that the Commission should include the Roseton ITC balance in the treatment it has proposed in that case. For this reason, Niagara Mohawk seeks clarification as to the applicability of the Auction Approval Order's language to its Roseton ITC balance.

                            DISCUSSION AND CONCLUSION

CENTRAL HUDSON'S REQUEST

          On the issue of the proper treatment of Central Hudson's investment in NMP2, the company is correct that a sale need not occur to establish with certainty the current NMP2 book costs. Central Hudson is also correct that it

4 Auction Approval Order, p. 29.

5 Case 00-E-1162, Petition of Niagara Mohawk Power Corporation for Permission to defer for later recovery in rates for electric service certain costs relating to the sale of its fossil and hydro generating assets, filed in C. 9187.

6 Auction Approval Order, p. 31.

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CASES 96-E-0909, 96-E-0897, 94-E-0098 and 94-E-0099


is in ratepayers' best interests to eliminate on the company's books now, rather than when a sale is closed, its investment in NMP2.

          This preferred treatment was prescribed in 1998, when Central Hudson's rates were most recently reviewed. 7 Accordingly, the Commission clarifies that treatment of the Danskammer and Roseton net proceeds specified in Opinion No. 98-14 shall continue to apply. The Auction Approval Order discussion of this issue should be interpreted consistent with this clarification.

          As to Central Hudson's second request for clarification, both in this proceeding and in Case 00-E-1273, the company references the two pools of net benefits as the source of its request for an additional incentive. However, in neither proceeding did the company distinguish between the treatment that should be afforded to each pool. 8

          In Case 00-E-1273, the company originally submitted testimony supporting its request for a share of each of these pools of funds. The basis for its request was that it had undertaken additional activities in the auction, for which it was entitled to an additional incentive, and that because of the success of the auction, the company did not have any stranded costs and did not therefore need the pool of ratemaking deferrals for use in mitigating stranded costs.

7 See Opinion No. 98-14.

8 Central Hudson's submissions both in these proceedings and in Case 00-E-1273 indicate that the company was seeking a portion of each pool of benefits. Accordingly, the company's argument that its request was misunderstood or mischaracterized is incorrect.

                                       -5-
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CASES 96-E-0909, 96-E-0897, 94-E-0098 and 94-E-0099


          It was not contemplated that Central Hudson's request for a share of each pool of benefits would be considered here. Rather, the Notice issued November 14, 2000 in these proceedings specified that, to the extent the company was seeking an additional auction incentive, such issue would be addressed in the PSL section 70 proceeding, not in Case 00-E-1273. The Notice made no mention of the incentive the company was seeking from the ratemaking deferral pool of benefits.

          In the subsequent Auction Approval Order, it was decided only that Central Hudson was not entitled to an additional auction incentive. The Order did not address the company's request for a share of the other pool of benefits. For this reason, clarification that Central Hudson may continue to pursue its request in Case 00-E-1273 for a share of the ratemaking deferrals pool of benefits is appropriate. Consideration of this proposal will occur if and when it is brought before the Commission in Case 00-E-1273.

NIAGARA MOHAWK'S REQUEST

          The purpose of Case 00-E-1162 is to address all of Niagara Mohawk's auction-related accounting and rate treatment issues, including matters relating to federal income taxes and ITCs. Therefore, it is appropriate to include consideration of the Roseton ITC balance with consideration of the other non-nuclear generation ITC balances. Accordingly, the Auction Approval Order is clarified such that Central Hudson and Con Edison shall maintain their ITC balances for the time being, and Niagara Mohawk shall address its proposed Roseton ITC treatment in Case 00-E-1162.

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CASES 96-E-0909, 96-E-0897, 94-E-0098 and 94-E-0099


THE COMMISSION ORDERS:

          1. The Order Approving Transfer of the Danskammer and Roseton Generating Stations and Making Other Findings, issued December 20, 2000 in these proceedings, is clarified to the extent discussed in the body of this Order.

          2. These proceedings are continued.

                                          By the Commission,



            (SIGNED)                      JANET HAND DEIXLER
                                          Secretary


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